Exhibit 99.1

FitLife Brands Announces Fourth Quarter and Full-Year 2024 Results

OMAHA, NE – March 27, 2025 – FitLife Brands, Inc. (“FitLife” or the “Company”) (Nasdaq: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the fourth quarter and full year ended December 31, 2024.

Highlights for the fourth quarter ended December 31, 2024 include:

●	Total revenue was $15.0 million, an increase of 13% compared to the fourth quarter of 2023.

●	Online sales were $10.1 million, representing 67% of total revenue and an increase of 12% compared to the fourth quarter of 2023.

●	Gross margin was 41.4% compared to 40.3% during the fourth quarter of 2023.

●	Net income was $2.1 million compared to $1.5 million during the fourth quarter of 2023.

●	Basic earnings per share and diluted earnings per share were $0.23 and $0.21, respectively, compared to $0.16 and $0.15 during the fourth quarter of 2023.

●	Adjusted EBITDA was $3.1 million, a 31% increase compared to the fourth quarter of 2023.

Highlights for the year ended December 31, 2024 include:

●	Total revenue was $64.5 million, an increase of 22% compared to the prior year.

●	Online sales were $43.0 million, representing 67% of total revenue and an increase of 29% compared to 2023.

●	Gross margin was 43.6% compared to 40.7% during 2023.

●	Net income was $9.0 million, an increase of 70% from the prior year.

●	Basic earnings per share increased 66% to $0.98 and diluted earnings per share increased 69% to $0.91.

●	Adjusted EBITDA was $14.1 million compared to $10.2 million in the prior year, an increase of 39%.

●	The Company ended the year with $13.1 million outstanding on its term loans and cash of $4.5 million, or total net debt of $8.6 million, equivalent to 0.6x adjusted EBITDA.

For the fourth quarter ended December 31, 2024, total revenue was $15.0 million, an increase of 13% compared to $13.3 million during the same period last year. Online revenue for the quarter was $10.1 million, an increase of 12% compared to the quarter ended December 31, 2023. Online revenue accounted for 67% and 68% of the Company’s total revenue during the quarters ended December 31, 2024 and 2023, respectively.

Wholesale revenue for the quarter ended December 31, 2024 was $4.9 million, an increase of 15% compared to the same period last year. The Company’s recent acquisitions of Mimi’s Rock Corp (“MRC”) and the MusclePharm assets contributed $1.7 million of wholesale revenue during the fourth quarter of 2024, while Legacy FitLife wholesale revenue was down $0.8 million, or 20%, compared to the same period last year.

For the year ended December 31, 2024, total revenue was $64.5 million, an increase of 22% compared to $52.7 million in the prior year. Online revenue for the full year was $43.0 million, an increase of 29% compared to $33.4 million in the prior year. Wholesale revenue for the full year was $21.5 million, an increase of 11% compared to $19.3 million in the prior year.

Gross margin for the quarter ended December 31, 2024 was 41.4% compared to 40.3% during the same period in the prior year. Gross margin for the full year ended December 31, 2024 was 43.6% compared to 40.7% during the prior year. Excluding the one-time impact of the fair value adjustment to inventory acquired as part of the MRC transaction, gross margin for fiscal 2023 would have been 41.3%

Net income for the fourth quarter of 2024 was $2.1 million compared to $1.5 million during the quarter ended December 31, 2023. Basic and diluted earnings per share were $0.23 and $0.21 respectively, compared to $0.16 and $0.15 during the fourth quarter of 2023.

Net income for the year ended December 31, 2024 was $9.0 million compared to $5.3 million during the prior year. Basic earnings per share increased 66% to $0.98 and diluted earnings per share increased 69% to $0.91 compared to the prior year.

Adjusted EBITDA for the quarter ended December 31, 2024 was $3.1 million, an increase of 31% compared to the same period in 2023. Adjusted EBITDA for the year ended December 31, 2024, which includes four full quarters of MRC’s and MusclePharm’s financial performance, was $14.1 million, an increase of 39% compared to $10.2 million during the prior year.

As of December 31, 2024, the Company had $13.1 million outstanding on its term loans and cash of $4.5 million, or total net debt of approximately $8.6 million. The Company’s $3.5 million revolving line of credit remains undrawn.

Performance of Brands

One of the primary metrics used by management to evaluate the performance of the Company’s brands is contribution, a non-GAAP financial measure which management defines as gross profit less advertising and marketing expenditures. Other companies may also report contribution as a performance metric, but their definition or calculation of contribution may differ from the Company’s. Management believes that contribution, as defined by the Company, is a particularly relevant performance metric since it incorporates the gross profit associated with a specific brand or collection of brands as well as the advertising and marketing expenditures associated with the same brand or brands. With limited exceptions, other operating expenses incurred by the Company are generally not allocable to a specific brand or collection of brands.

Other than for MusclePharm, the numbers in the contribution tables presented below in the body of the press release represent the performance of a collection of brands. Legacy FitLife consists of nine brands and MRC consists of three brands. These collections of brands do not meet the definition of operating segments and are not managed as such.

Legacy FitLife
(Unaudited)
	2023	2024
	Q4	Q1	Q2	Q3	Q4
Wholesale revenue	4,011	4,506	4,224	3,859	3,210
Online revenue	2,134	2,455	2,578	2,443	2,112
Total revenue	6,145	6,961	6,802	6,302	5,322
Gross profit	2,480	2,928	3,006	2,684	2,115
Gross margin	40.4%	42.1%	44.2%	42.6%	39.7%
Advertising and marketing	71	80	94	70	59
Contribution	2,409	2,848	2,912	2,614	2,056
Contribution as a % of revenue	39.2%	40.9%	42.8%	41.5%	38.6%

For the fourth quarter of 2024, Legacy FitLife revenue declined 13% compared to the same period last year, driven by a 20% decline in wholesale revenue and a 1% decrease in online revenue.

Gross profit and contribution for Legacy FitLife decreased by 15% compared to the same period last year. Gross margin decreased from 40.4% during the fourth quarter of 2023 to 39.7% during the fourth quarter of 2024. Contribution as a percentage of revenue decreased from 39.2% to 38.6% over the same time period.

During the fourth quarter, a commercial dispute with GNC, the Company’s largest customer, resulted in the Company rejecting all purchase orders from GNC beginning on December 1, 2024. However, any product that was ordered by GNC prior to December 1, 2024 continued to be shipped and was all received by GNC during the month of December.

Subsequent to the end of the fourth quarter, in early January 2025, the Company began selling and shipping product directly to its GNC franchisee customers. On January 23, 2025, the Company and GNC settled their commercial dispute and the Company immediately began accepting purchase orders from GNC, with shipments to the GNC distribution centers beginning approximately two weeks later. The Company continued shipping directly to GNC franchisees until the GNC distribution centers were restocked.

The Company’s wholesale revenue continues to be challenged by declining customer counts in the brick-and-mortar stores of our wholesale partners. In addition, due to the size and timing of wholesale orders, wholesale revenue recognized by the Company during one quarter may not necessarily be reflective of the retail demand for the Company’s products.

Mimi's Rock (MRC)
(Unaudited)
	2023	2024
	Q4	Q1	Q2	Q3	Q4
Wholesale revenue	91	94	90	71	40
Online revenue	6,811	7,399	7,371	7,139	6,832
Total revenue	6,902	7,493	7,461	7,210	6,872
Gross profit	2,790	3,520	3,597	3,441	3,350
Gross margin	40.4%	47.0%	48.2%	47.7%	48.7%
Advertising and marketing	846	1,062	1,071	929	803
Contribution	1,944	2,458	2,526	2,512	2,547
Contribution as % of revenue	28.2%	32.8%	33.9%	34.8%	37.1%

For the fourth quarter of 2024, MRC revenue declined less than one percent compared to the same period in 2023. Over the same time period, despite the slight decline in total revenue, gross profit increased 20% and contribution increased 31%. For the fourth quarter of 2024, gross margin increased to 48.7% from 40.4% last year.

Revenue for the largest MRC brand—Dr. Tobias—increased 6% while revenue for the skin care brands—Maritime Naturals and All Natural Advice—declined 38% in the fourth quarter of 2024 compared to the same period in 2023.

As previously disclosed, at the time of the MRC acquisition in 2023, the skin care brands were sold in a number of countries. Analysis subsequent to the acquisition determined that—in almost all countries other than Canada and the US—the products were being sold at levels resulting in negative contribution. Even worse, in many of those countries, the products were being sold at negative gross margins.

To optimize performance of the skin care brands, management exited a number of countries and raised prices in other countries. As a result of these changes, a substantial amount of unprofitable revenue was eliminated.

The substantial year-over-year increase in contribution for the MRC brands is a function of the optimization of the skin care brands, beneficial product mix within the Dr. Tobias brand, as well as the optimization of advertising spend across all MRC brands.

MusclePharm
(Unaudited)
	2023	2024
	Q4	Q1	Q2	Q3	Q4
Wholesale revenue	180	1,117	1,388	1,231	1,689
Online revenue	73	978	1,279	1,234	1,130
Total revenue	253	2,095	2,667	2,465	2,819
Gross profit	93	839	977	876	747
Gross margin	36.8%	40.0%	36.6%	35.5%	26.5%
Advertising and marketing	-	86	161	94	117
Contribution	93	753	816	782	630
Contribution as % of revenue	36.8%	35.9%	30.6%	31.7%	22.3%

MusclePharm revenue increased 14% sequentially from the third quarter of 2024 to the fourth quarter of 2024, with wholesale revenue increasing 37% and online revenue decreasing 8%. The lower online revenue during the quarter is due to the normal seasonality of sales in the second half of the year.

Total MusclePharm revenue in the fourth quarter of 2024 was the highest quarterly revenue for the brand since it was acquired by the Company in October 2023. The strong growth in wholesale revenue during the quarter was driven by (1) some revenue from orders received in September slipping in October, as previously disclosed, and (2) increased promotional efforts by the Company in an attempt to drive increased sales of the Company’s MusclePharm products.

The Company’s investment in promotion of the MusclePharm products primarily consisted of increased marketing allowances to wholesale customers. Under GAAP, these marketing allowances are accounted for as a price reduction, which results in a reduction in reported net revenue and gross profit, and therefore gross margin. The increased promotional spend during the fourth quarter represents an intentional investment in growth, and the Company intends to continue providing elevated marketing support for the MusclePharm products in future quarters.

The Company also continues to invest in efforts to revitalize the MusclePharm brand. More specifically, the Company has completed a rebranding of the legacy MusclePharm products. The new packaging, which can be seen on MusclePharm’s website, began rolling out late during the fourth quarter and will continue through the first half of 2025.

In addition, the Company continues to launch new MusclePharm products. As previously announced, in mid-March the Company launched the new MusclePharm Pro Series—a collection of 9 SKUs of premium sports nutrition products—in a two-month pilot in high-volume Vitamin Shoppe stores (consisting of approximately 60% of Vitamin Shoppe’s nationwide store base). If the pilot effort is successful, the Pro Series is anticipated to be added to the assortment in all Vitamin Shoppe stores and will be exclusive to Vitamin Shoppe for a period of 12 months.

Additionally, the Company has also recently launched two new flavors of the MusclePharm protein bars as well as three flavors of a new ready-to-drink (RTD) protein. The RTDs, which contain 40 grams of protein and no added sugar, are initially being sold through wholesale distributors as well as through the Company’s online sales channels. The Company is also in the process of presenting the RTDs to its existing wholesale customers.

FitLife Consolidated
(Unaudited)
	2023	2024
	Q4	Q1	Q2	Q3	Q4

Wholesale revenue	4,282	5,717	5,702	5,161	4,939
Online revenue	9,018	10,832	11,228	10,816	10,074
Total revenue	13,300	16,549	16,930	15,977	15,013
Gross profit	5,363	7,287	7,580	7,001	6,212
Gross margin	40.3%	44.0%	44.8%	43.8%	41.4%
Advertising and marketing	917	1,228	1,326	1,093	979
Contribution	4,446	6,059	6,254	5,908	5,233
Contribution as % of revenue	33.4%	36.6%	36.9%	37.0%	34.9%

For the Company overall, revenue for the fourth quarter of 2024 increased 13%, gross profit increased 16%, and contribution increased 18% compared to the fourth quarter of 2023. Gross margin increased to 41.4% compared to 40.3% during the fourth quarter of last year. Contribution as a percentage of revenue increased to 34.9% compared to 33.4% during the fourth quarter of last year.

Preliminary Comments on the First Quarter of 2025

For the first quarter of 2025, both MusclePharm and Legacy FitLife are anticipated to achieve strong double-digit year-over-year online revenue growth. However, online revenue for MRC is expected to decline approximately 10-13%, driven primarily by a diminished seasonal sales lift for the first quarter of 2025 compared to the first quarter of 2024.

During February 2024, the Company implemented new subscription discounts for Dr. Tobias products on Amazon, which contributed to strong sales growth in the first quarter of 2024 and throughout much of 2024. The Dr. Tobias brand remains relatively stable for the first quarter of 2025 as compared to the fourth quarter of 2024, but it is down year-over-year due to the weaker seasonality trends.

On a consolidated basis, the Company currently anticipates a revenue decline of approximately 4-6% for the first quarter of 2025, driven almost entirely by (1) the first quarter of 2024 benefitting from one additional day because of leap year and (2) the challenging year-over-year comparison for MRC.

Despite the anticipated revenue decline, the Company expects adjusted EBITDA for the first quarter of 2025 to be approximately flat compared to the first quarter of 2024. For the full year ended December 31, 2025, the Company expects to deliver organic revenue and EBITDA growth.

Management Commentary

Dayton Judd, the Company’s Chairman and CEO commented, “Overall, I am pleased with the Company’s progress in 2024. During the fourth quarter, the Company’s revenue, gross profit, gross margin, contribution, and contribution as a percent of revenue all increased compared to the same period in 2023.

“Over the last several weeks, there has been significant turmoil in the markets, at least partially driven by recessionary concerns and uncertainty related to tariffs. With regard to tariffs, a number of ingredients used in nutritional supplements come predominantly from China. On February 4, 2025, the Trump administration implemented a 10% tariff on most goods coming from China, followed by an additional 10% tariff effective March 4, 2025. Unless withdrawn, these tariffs will increase the Company’s cost of goods sold in future periods. In an effort to mitigate the potential impact of the tariffs, the Company has been opportunistically acquiring certain raw materials at pre-tariff prices to use in future production. One potential benefit of the current economic uncertainty could be increased M&A opportunities for the Company, potentially at lower valuations.

“I am proud of what the FitLife team accomplished in 2024 and am excited about future opportunities for our brands and our company. During 2023, we borrowed $22.5 million to help fund the purchase of MRC and the MusclePharm assets. As of December 31, 2024, we had repaid $9.4 million of those borrowings, and on a net debt basis only $8.6 million remained outstanding, representing 0.6x the Company’s adjusted EBITDA. Our balance sheet is strong and continues to get stronger as we generate additional cash, enhancing the Company’s flexibility as it pursues additional M&A opportunities.”

Earnings Conference Call

The Company will hold an investor conference call on Thursday, March 27, 2025 at 4:30 pm ET. Investors interested in participating in the live call can dial (833) 492-0064 from the U.S. and provide the conference identification code of 133626. International participants can dial (973) 528-0163 and provide the same code.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets more than 250 different products primarily online, but also through domestic and international GNC® franchise locations as well as through various retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

FITLIFE BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2024	December 31, 2023
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$4,468	$1,139
Restricted cash	52	759
Accounts receivable, net of allowance of doubtful accounts of $41 and $17, respectively	1,626	2,046
Inventories, net of allowance for obsolescence of $100 and $162, respectively	11,074	9,091
Sales tax receivable	25	1,019
Prepaid expense and other current assets	898	639
Total current assets	18,143	14,693

Property and equipment, net	75	137
Right of use asset	412	121
Intangibles, net of amortization of $152 and $113, respectively	26,235	26,309
Goodwill	13,022	13,294
Deferred tax asset	644	792
TOTAL ASSETS	$58,531	$55,346

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$4,067	$3,261
Accrued expense and other liabilities	684	1,026
Income taxes payable	1,415	892
Product returns	564	571
Term loan – current portion	4,500	4,500
Lease liability - current portion	81	87
Total current liabilities	11,311	10,337
Term loan, net of current portion and unamortized deferred finance costs	8,550	15,509
Long-term lease liability, net of current portion	331	51
Deferred tax liability	2,213	2,413
TOTAL LIABILITIES	22,405	28,310

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000 shares authorized, none outstanding as of December 31, 2024 and 2023	-	-
Common stock, $0.01 par value, 120,000 shares authorized; 9,210 and 9,196 issued and outstanding as of December 31, 2024 and 2023, respectively	92	92
Additional paid-in capital	31,129	30,653
Retained earnings (accumulated deficit)	5,567	(3,417)
Foreign currency translation adjustment	(662)	(292)
TOTAL STOCKHOLDERS' EQUITY	36,126	27,036
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$58,531	$55,346

FITLIFE BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Years ended December 31,
	2024	2023

Revenue	$64,469	$52,700
Cost of goods sold	36,389	31,268
Gross profit	28,080	21,432

OPERATING EXPENSE:
Advertising and marketing	4,626	4,276
Selling, general and administrative	9,972	7,885
Merger and acquisition related	255	1,627
Depreciation and amortization	108	94
Total operating expense	14,961	13,882
OPERATING INCOME	13,119	7,550

OTHER EXPENSE (INCOME)
Interest income	(69)	(289)
Interest expense	1,367	1,025
Foreign exchange gain	(50)	(189)
Total other expense, net	1,248	547
INCOME BEFORE INCOME TAX PROVISION	11,871	7,003

PROVISION FOR INCOME TAXES	2,887	1,707

NET INCOME	$8,984	$5,296

NET INCOME PER SHARE
Basic	$0.98	$0.59
Diluted	$0.91	$0.54
Basic weighted average common shares	9,197	8,980
Diluted weighted average common shares	9,898	9,810

FITLIFE BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,984	$5,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108	94
Allowance for doubtful accounts	24	(33)
Allowance for inventory obsolescence	(62)	55
Stock-based compensation	459	473
Amortization of deferred finance costs	41	15
Amortization of inventory step-up	-	323

Changes in operating assets and liabilities:
Accounts receivable	361	(882)
Inventories	(2,109)	1,026
Deferred taxes	148	957
Prepaid expense, other assets and sales tax receivable	692	(178)
Right of use asset	90	83
Accounts payable	866	(2,679)
Income taxes payable	634	(356)
Lease liability	(107)	(77)
Accrued liabilities and other liabilities	(512)	122
Product returns	(7)	(19)
Net cash provided by operating activities	9,610	4,220

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10)	(106)
Cash paid for acquisition of Mimi’s Rock Corp.	-	(17,099)
Cash paid for acquisition of MusclePharm assets	-	(18,788)
Net cash used in investing activities	(10)	(35,993)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and warrants	17	171
Borrowings on term loans	-	22,500
Payments on term loans	(7,000)	(2,375)
Net cash provided by (used in) financing activities	(6,983)	20,296

Foreign currency impact on cash	5	98

CHANGE IN CASH AND RESTRICTED CASH	2,622	(11,379)
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	1,898	13,277
CASH AND RESTRICTED CASH, END OF PERIOD	$4,520	$1,898

Supplemental cash flow disclosure
Cash paid for income taxes	$2,498	$698
Cash paid for interest, net of amounts capitalized	$1,361	$777

Non-GAAP Financial Measures

The financial information included in this release and the presentation below contain certain financial measures defined as “non-GAAP financial measures” by the SEC, including non-GAAP EBITDA and non-GAAP adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented below, non-GAAP EBITDA excludes interest, foreign currency gain/loss, income taxes, and depreciation and amortization. Adjusted non-GAAP EBITDA excludes, in addition to interest, foreign currency gain/loss, taxes, depreciation and amortization, equity-based compensation, M&A/integration expense, restructuring and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

The Company’s calculation of Adjusted EBITDA for the year ended December 31, 2024 and 2023 is as follows:

	Year ended December 31,
	2024	2023
	(Unaudited)	(Unaudited)
Net income	$8,984	$5,296
Interest expense	1,367	1,025
Interest income	(69)	(289)
Foreign exchange gain	(50)	(189)
Provision for income taxes	2,887	1,707
Depreciation and amortization	108	94
EBITDA	13,227	7,644
Non-cash and non-recurring adjustments
Stock-based compensation	459	473
Merger and acquisition related	255	1,627
Restructuring costs	184	-
Amortization of inventory step-up	-	323
Non-recurring loss on foreign currency forward contract	-	112
Adjusted EBITDA	$14,125	$10,179